UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

WEBSIDESTORY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 17, 2006

Dear Stockholder:

This letter accompanies the Notice of Annual Meeting of Stockholders and related Proxy Statement for the meeting to be held on Wednesday, May 17, 2006 at 8:30 a.m., pacific time, at our offices located at 10182 Telesis Court, 6th Floor, San Diego, California 92121. We hope you will attend in person.

At the meeting, the stockholders will be asked to elect two directors to our board of directors for a three-year term and to ratify the selection of our independent registered public accounting firm.

Following the meeting, we will also present a report on our operations and activities. Management will be pleased to answer your questions about WebSideStory.

The Notice of Annual Meeting of Stockholders and related Proxy Statement accompanying this letter describe the matters on which stockholders will vote at the upcoming meeting, and we urge you to read these materials carefully.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARD SO WE CAN BE SURE OF A QUORUM TO VOTE ON THESE PROPOSALS FOR STOCKHOLDER ACTION. If you attend the meeting, you may revoke your proxy and vote in person if you so desire.

Sincerely,

Jeffrey W. Lunsford
President, Chief Executive Officer and Chairman

WEBSIDESTORY, INC.
10182 Telesis Court, 6th Floor
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2006

TO THE STOCKHOLDERS OF WEBSIDESTORY, INC.:

The annual meeting of the stockholders of WebSideStory, Inc. will be held on May 17, 2006 at 8:30 a.m., pacific time, at our executive offices located at 10182 Telesis Court, 6th Floor, San Diego, California 92121, for the following purposes:

•	to elect two directors of WebSideStory for a three-year term to expire at our 2009 annual meeting of stockholders;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

•	to transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 31, 2006 are entitled to notice of and to vote at our annual meeting and at any adjournment or postponement thereof.

Accompanying this notice is a proxy card. Whether or not you expect to be at our annual meeting, please complete, sign and date the enclosed proxy card and return it promptly. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose.

If you plan to attend our annual meeting and wish to vote your shares personally, you may do so at any time before your proxy is voted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Dru Greenhalgh
General Counsel and Secretary

San Diego, California
April 17, 2006

WEBSIDESTORY, INC.
10182 Telesis Court, 6th Floor
San Diego, California 92121

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2006

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At our 2006 Annual Meeting of Stockholders, stockholders will act on:

• the election of two directors for a three-year term to expire at our 2009 annual meeting of stockholders;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

• any other business as may be properly brought before the meeting.

In addition, our management will report on our performance and respond to questions from stockholders.

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the board of directors of WebSideStory is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card in the manner described herein.

We intend to mail this proxy statement and accompanying proxy card on or about April 17, 2006 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 31, 2006 will be entitled to vote at the annual meeting. On this record date, there were approximately 100 holders of record of our common stock.

Stockholder of Record: Shares Registered in Your Name

If on March 31, 2006 your shares were registered directly in your name with our transfer agent,

U.S. Stock Transfer Corporation, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 31, 2006 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

You may either vote “FOR” the nominees to the board of directors, withhold authority to vote for all of the nominees or withhold authority to vote for any nominee you specify. You may vote “FOR” or “AGAINST” or abstain from voting for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us directly. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 31, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of each of the nominees for director and “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy card with a later date;

•	you may send a written notice that you are revoking your proxy to our Corporate Secretary at WebSideStory’s principal executive offices, 10182 Telesis Court, 6th Floor, San Diego, California 92121; or

•	you may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and (with respect to proposals other than the election of directors) “AGAINST” votes, abstentions and broker non-votes. Abstentions will not be considered in determining whether director nominees have received the requisite number of affirmative votes. For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, abstentions will have the same effect as “Against” votes. Broker non-votes will not be counted toward the vote total for any proposal, but will be counted for determining the presence of a quorum.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker may vote your shares with respect to “discretionary” items, including Proposals 1 and 2, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under applicable rules on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items, if any, for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, the two nominees receiving the highest number of affirmative votes of the shares present and entitled to vote either in person or by proxy will be elected to the board of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to one or more nominees and broker non-votes will not be considered in determining whether the director or directors indicated have received the requisite number of affirmative votes, but will be counted for purposes of determining the presence of a quorum.

•	For Proposal 2, the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, approval will require a “FOR” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect, but will be counted for purposes of determining the presence of a quorum.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the issued and outstanding shares that are entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date, March 31, 2006, there were 19,797,312 shares of common stock outstanding and entitled to vote; therefore, 9,898,656 shares present at the meeting or by proxy will constitute a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

What are the board of directors’ recommendations?

Our board of directors’ recommendations are set forth together with the description of each item in this proxy statement. In summary, our board recommends a vote:

•	FOR election of the nominated slate of directors (see “Proposal 1”); and

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 (see “Proposal 2”).

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2006.

When are stockholder proposals due for next year’s annual meeting?

Under the present rules of the Securities and Exchange Commission, or SEC, to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 18, 2006, which is 120 days prior to the first anniversary of the mailing date of this proxy statement, to WebSideStory’s Corporate Secretary at 10182 Telesis Court, 6th Floor, San Diego, California 92121. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement. Under our amended and restated bylaws, stockholders wishing to submit a proposal for our 2007 annual meeting of stockholders, unless such proposal is submitted in accordance with the SEC rules described above, must do so not earlier than January 17, 2007 and not later than February 16, 2007, unless the date of the 2007 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2006 annual meeting. If the stockholder gives notice in accordance with the terms of the amended and restated bylaws, and such proposal is not included in the proxy statement, then in certain circumstances the persons named as proxies in the proxies solicited by our board of directors for the 2007 annual meeting may exercise discretionary voting power regarding any such proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is presently composed of seven members. The directors elected at the annual meeting will serve until the 2009 annual meeting of stockholders and until their successors are elected and have been qualified, or until their earlier death, resignation or removal. Our amended and restated bylaws provide that the authorized number of directors, which is currently seven, may be changed only by a resolution adopted by at least a majority of our directors. Any additional directorships resulting from an increase in the number of directors may only be filled by our board of directors.

Proxies may only be voted for the number of nominees named below, and may not be voted for a greater number of persons.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that a nominee becomes unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose.

The information set forth below as to the nominees for director, as well as those directors whose terms of office are continuing after the annual meeting, has been furnished to us by the individual members. The ages and other information about the nominees and our continuing directors set forth below is current as of March 31, 2006.

Who are the nominees for election to the board of directors for a three-year term expiring at the 2009 annual meeting of stockholders?

Name	Present Position with WebSideStory

Charles J. Fitzgerald, Jr.	Director
William H. Harris, Jr.	Director

Charles J. Fitzgerald, Jr., 38, has served as a member of our board of directors since May 2002. Mr. Fitzgerald is a partner and member of various entities affiliated with Summit Partners LLC, a private equity and venture capital firm, where he has been employed since May 2001. From 1998 to May 2001, Mr. Fitzgerald was the chief executive officer of North Systems, Inc., a software vendor. In addition, Mr. Fitzgerald serves as a member of the board of directors for GoldenGate Software, Inc., an infrastructure software development company, Meridian Project Systems, Inc., a provider of integrated project management software and business solutions, M-Audio, Inc., a developer and supplier of digital audio solutions, and GCA Holdings, Inc., a provider of cash access and customer relationship technologies for the gaming industry. Mr. Fitzgerald holds a B.S. degree in computer science from the Georgia Institute of Technology and an M.B.A. from Harvard Business School.

William H. Harris, Jr., 50, has served as a member of our board of directors since April 2005. Since 2000, Mr. Harris has been a private investor, and Mr. Harris currently serves on the board of directors of Earthlink, Inc. and several private companies. Formerly, Mr. Harris served as chief executive officer of PayPal, Inc. from October 1999 to March 2000. From 1994 through 1999, Mr. Harris served as the executive vice president and then subsequently as chief executive officer of Intuit, Inc. From 1991 through 1993, Mr. Harris served as president of ChipSoft, Inc. Mr. Harris holds a B.A. degree in American studies from Middlebury College and an M.B.A. from Harvard Business School.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE ABOVE NOMINEES

Who are the members of the board of directors with terms that expire at the 2007 annual meeting of stockholders?

Anil Arora, 45, has served as a member of our board of directors since August 2005. Since February 2000, Mr. Arora has been the chief executive officer of Yodlee, Inc., a provider of personal financial management software and services for the financial services industry. From 1998 to 2000, he served as a senior vice president of Gateway, Inc., a personal computer company. Previously, Mr. Arora served as a senior marketing executive for the Pillsbury business at General Mills, Inc., and for Kraft Foods Inc. Mr. Arora holds a B.S. degree in business from Rockford College and an M.B.A. from the University of Michigan.

James R. Glynn, 59, has served as a member of our board of directors since March 2004. Mr. Glynn served as the president and interim chief executive officer of Invitrogen Corporation, a publicly-held biotechnology company, from January 2003 to May 2003, at which time he retired. From July 2002 to December 2002, Mr. Glynn was an executive vice president at Invitrogen, and from June 1998 to June 2002, he served as Invitrogen’s executive vice president and chief financial officer. From July 1995 to May 1997, he served as senior vice president and chief financial officer and from May 1997 to July 1998, as chief operating officer, chief financial officer and director of Matrix Pharmaceutical, Inc., a company focusing on the treatment of cancer. Mr. Glynn is also currently a member of the board of directors for Invitrogen. Mr. Glynn holds a B.B.A. degree in accounting from Cleveland State University.

Jeffrey W. Lunsford, 40, has served as our president, chief executive officer and chairman since April 2003 and served as our acting chief financial officer from April 2003 to April 2004 and from January 2006 to February 2006. From September 2002 to January 2003, he was the chief executive officer at TogetherSoft Corp., a software tools company that was acquired by Borland Software Corporation. From March 1996 to August 2002, Mr. Lunsford was a senior vice president of corporate development at S1 Corporation, a data processing and software company specializing in Internet branch and call center banking applications. Prior to S1 Corporation, Mr. Lunsford was the co-founder and president of Brintech, Inc., a technology consulting firm specializing in the financial services industry. From 1988 to 1994, Mr. Lunsford served as an officer in the United States Navy. Mr. Lunsford is also currently serving as a director of Midtown Bank & Trust Company, a community bank based in Atlanta, Georgia. Mr. Lunsford graduated summa cum laude from the Georgia Institute of Technology with a B.S. degree in information and computer sciences.

Who are the members of the board of directors with terms that expire at the 2008 annual meeting of stockholders?

Kurt R. Jaggers, 47, has served as a member of our board of directors since December 1999. Mr. Jaggers has served as a managing director of TA Associates, Inc., a private equity firm, since January 1997. From January 1993 to December 1996, Mr. Jaggers was a principal at TA Associates and from 1990 to 1992 he was a vice president of TA Associates. He is currently a director of PROS Revenue Management, 2nd Story Software and OpenLink Financial, all of which are privately held software companies. Mr. Jaggers received a B.S. degree and an M.S. degree in electrical engineering and an M.B.A. from Stanford University.

James S. Mahan, III, 54, has served as a member of our board of directors since March 2004. Mr. Mahan is the founder of S1 Corporation and, since his retirement in November 2000, has been the chairman of the board of directors for S1 Corporation. Mr. Mahan has also served as the chief executive officer of S1 Corporation since July 2005, a position he also held from 1995 to November 2000. Mr. Mahan is a director of Yodlee, Inc., a provider of interactive financial solutions, Midtown Bank & Trust Company, a community bank based in Atlanta, Georgia, American Consulting Engineers PLC, a civil engineering company, and Magnolia Credit Corporation, a bank based in Charleston, South Carolina. Mr. Mahan holds a B.S. degree in finance from Washington & Lee University.

Are a majority of the members of the board independent under Nasdaq Stock Market listing standards?

A majority of the members of our board of directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards. After a review of all relevant transactions or relationships between each director, or any of his or her family members, and our company, senior management and independent registered public accounting firm, the board of directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Mr. Lunsford, who is our president, chief executive officer and our chairman of the board.

As required under the Nasdaq Stock Market listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Persons interested in communicating with our independent directors may address correspondence to a particular director, or to the independent directors generally, in care of WebSideStory, Inc., 10182 Telesis Court, 6th Floor, San Diego, California 92121. If no particular director is named, letters will be forwarded, depending on the subject matter, to the chair of the audit committee, compensation committee or nominating/corporate governance committee, as appropriate.

How often did the board meet during fiscal 2005?

Our board of directors held a total of eight meetings, including telephonic meetings, during fiscal 2005. No director attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings held by all committees of our board of directors on which the director served. In addition, the board of directors took action by written consent on five occasions during fiscal 2005.

What are the committees of the board and which directors are on those committees?

The following table provides membership information as of December 31, 2005 for the board of directors’ audit committee, compensation committee and nominating/corporate governance committee:

Committee
Nominating/Corporate
Director	Audit		Compensation		Governance

Anil Arora	—		—		—
Charles J. Fitzgerald, Jr.	—		X		X (Chair	)
James R. Glynn	X (Chair	)	—		X
William H. Harris, Jr.	—		X		—
Kurt R. Jaggers	X		X (Chair	)	—
James S. Mahan, III	X		—		X
Jeffrey W. Lunsford	—		—		—

Below is a description of each committee referred to above. Our board of directors has determined that each member of each of our audit committee, compensation committee and nominating/corporate governance committee meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to WebSideStory.

Audit Committee.  The audit committee is a standing committee of, and operates under a written charter adopted by, our board of directors. A copy of the charter for the audit committee is available in the Investor Relations section of our web site at www.websidestory.com. The functions of this committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent registered public accounting firm and with internal financial personnel regarding these matters;

•	pre-approving audit and non-audit services to be rendered by our independent registered public accounting firm;

•	recommending to our board of directors the engagement of our independent registered public accounting firm and oversight of the work of our independent registered public accounting firm;

•	reviewing our financial statements and periodic reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters; and

•	reviewing our financing plans and reporting recommendations to our full board of directors for approval and to authorize action.

The audit committee currently consists of Messrs. Glynn (chairman), Jaggers and Mahan, each of whom is an independent director under the Nasdaq Stock Market qualification standards. Our board of directors has determined that Mr. Glynn qualifies as an “audit committee financial expert,” as defined by the SEC’s rules and regulations. The audit committee held a total of eight meetings, including telephonic meetings, during fiscal 2005.

Compensation Committee.  The compensation committee is a standing committee of, and operates under a written charter adopted by, our board of directors. The functions of this committee include:

•	reviewing and, as it deems appropriate, recommending to our board of directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	exercising authority under our employee benefit plans;

•	reviewing and approving executive officer and director indemnification and insurance matters; and

•	advising and consulting with our officers regarding managerial personnel and development.

The compensation committee currently consists of Messrs. Jaggers (chairman), Fitzgerald and Harris, each of whom is an independent director under the Nasdaq Stock Market qualification standards. The compensation committee held one meeting during fiscal 2005. In addition, the compensation committee took action by written consent on seven occasions during fiscal 2005.

Nominating/Corporate Governance Committee.  The nominating/corporate governance committee is a standing committee of, and operates under a written charter adopted by, our board of directors. A copy of the charter for the nominating/corporate governance committee is available in the Investor Relations section of our web site at www.websidestory.com. The functions of this committee include:

•	identifying qualified candidates to become members of our board of directors;

•	selecting nominees for election to the board of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	selecting candidates to fill vacancies of our board of directors;

•	developing and recommending to our board of directors our corporate governance guidelines; and

•	overseeing the evaluation of our board of directors.

The nominating/corporate governance committee currently consists of Messrs. Fitzgerald (chairman), Glynn and Mahan, each of whom is an independent director under the Nasdaq Stock Market qualification standards. The nominating/corporate governance committee held a total of two meetings, including telephonic meetings, during fiscal 2005. In addition, the nominating/corporate governance committee also took action by written consent on one occasion during fiscal 2005.

What is our director nomination process?

Director Qualifications.  The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. In evaluating director nominees, the nominating/corporate governance committee considers the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and

•	practical and mature business judgment.

There are no stated minimum qualifications for director nominees. The nominating/corporate governance committee may also consider such other facts as it may deem are in the best interests of our company and our stockholders. The nominating/corporate governance committee does, however, believe it appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent directors under the Nasdaq Stock Market qualification standards. At this time, the nominating/corporate governance committee also believes it appropriate for our president and chief executive officer to serve as the chairman and a member of our board of directors.

Identification and Evaluation of Nominees for Directors.  The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of the board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board of directors with that of obtaining a new perspective. If any member of the board of directors does not wish to continue in service or if the board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls the board of directors and members of management for their recommendations. The nominating/corporate governance committee may also seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are then interviewed by various members of our board of directors as well as executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate our success and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to the board of directors. Historically, the nominating/corporate governance committee has not relied on third-party search firms to identify board of director candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominees of the nominating/corporate governance committee for election to the board of directors for a three year term expiring at the 2009 annual meeting of stockholders are Charles J. Fitzgerald, Jr., who was appointed to the Board in 2002 upon the recommendation of a stockholder of the company, and William H. Harris, Jr., who was appointed to the Board in April 2005 upon the recommendation of one of our non-management directors.

We have not received director candidate recommendations for the annual meeting from our stockholders. Our policy is to evaluate any recommendations received from stockholders in the same manner that potential nominees suggested by board members, management or other parties are evaluated by the nominating/corporate governance committee.

Stockholders interested in submitting director recommendations to the nominating/corporate governance committee should submit such recommendations in writing to the nominating/corporate governance committee, c/o Corporate Secretary, 10182 Telesis Court, 6th Floor, San Diego, California 92121. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes this candidate is qualified for service on our board of directors. In addition, the stockholder must include the written consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the recommendation or nomination. In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate, the recommendation must be received by our corporate secretary at our principal executive offices by the deadline for submitting proposals to be included in the proxy statement for the next annual stockholders meeting, as described above under the heading “When are stockholder proposals due for next year’s annual meeting?” Recommendations received after such date will likely not be timely for consideration in connection with that year’s annual meeting of stockholders.

What is our process for stockholder communications with the board of directors?

Our stockholders may contact our board of directors or a specified individual director by writing to our corporate secretary at 10182 Telesis Court, 6th Floor, San Diego, California 92121. Our corporate secretary will relay all such communications to our board of directors or individual members, as appropriate.

What is our policy regarding board member attendance at the annual meeting?

It is our policy to invite, but not require, the members of our board of directors to attend the annual meeting. We held an annual meeting in fiscal 2005 on May 10, 2005, at which six of the seven members of our board of directors attended the meeting.

How are directors compensated?

We currently do not pay cash compensation to non-employee directors for their service as directors. We do reimburse our directors for reasonable out-of-pocket expenses in connection with attending meetings of our board of directors and committees of the board of directors. We do not compensate Mr. Lunsford for his service as chairman of our board of directors.

Our directors may participate in our stock option plans. In March 2004, we granted options to purchase 42,857 shares of our common stock to Messrs. Glynn and Mahan. We also granted options to purchase 35,000 shares of our common stock to Messrs. Arora, Fitzgerald, Harris and Jaggers in connection with our initial public offering (with respect to Messrs. Fitzgerald and Jaggers) and upon their initial appointment to our board of directors (with respect to Messrs. Arora and Harris). In addition, we will grant an option to purchase 35,000 shares of our common stock to each person who first becomes a non-employee member of our board of directors on the date that person joins our board of directors. Furthermore, once any non-employee director is fully vested in his or her outstanding option grant, he or she will be automatically granted a new option to purchase 35,000 shares of our common stock on the first day after his or her existing options become fully vested (unless the vesting of such options is accelerated in connection with a change of control or another non-recurring transaction, in which case no additional options will be granted to such non-employee director pursuant to the non-employee director compensation policy). In April 2005, we adopted a policy pursuant to which we will grant an option to purchase 20,000 shares of our common stock to the chairman of our audit committee. In accordance with this policy, Mr. Glynn was granted an option to purchase 20,000 shares of our common stock in April 2005.

For a detailed description of our benefit plans, please see “Management — Equity Compensation Plans and Other Benefit Plans.”

Code of Business Conduct and Ethics

We have established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Corporate Governance Documents

Our corporate governance documents, including our Code of Business Conduct and Ethics and the charters for the committees of our board of directors are available, free of charge, on our web site at www.websidestory.com. Please note, however, that the information contained on the web site is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents free of charge, to any stockholder upon written request to Investor Relations, WebSideStory, Inc., 10182 Telesis Court, 6th Floor, San Diego, California 92121.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 and has directed that management submit the appointment of the independent registered public accounting firm to the stockholders for ratification at the annual meeting. PricewaterhouseCoopers LLP has audited our financial statements since the fiscal year ended December 31, 1996 and through the fiscal year ended December 31, 2005. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, we are submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, our board of directors and the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, our board of directors and the audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote either in person or by proxy at the annual meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 2

Audit and All Other Fees

The aggregate fees billed to our company by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for the indicated services were as follows:

	Fiscal 2005	Fiscal 2004

Audit Fees(1)	$1,067,702	$595,410
Audit-Related Fees(2)	$150,587	$—
Tax Fees(3)	$11,000	$36,997
All Other Fees	$—	$—

(1)	Audit Fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements, review of financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for those fiscal years. In fiscal 2005, these fees also included professional services related to the audit of our internal control over financial reporting. In fiscal 2004, these fees also included the review of financial statements included in our Form S-1 registration statement relating to our initial public offering and the preparation of comfort letters associated with our initial public offering.

(2)	Audit-Related Fees in fiscal 2005 consist of fees billed for professional services performed by PricewaterhouseCoopers LLP related to the restatement of our 2004 annual consolidated financial statements and the interim consolidated financial information for the quarters ended March 31, 2005 and June 30, 2005. In fiscal 2005, these fees also included professional services related to the acquisition of Avivo Corporation.

(3)	Tax Fees consist of fees billed in the indicated year for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services by Our Independent Registered Public Accounting Firm

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the audit, audit-related and tax fees described above were pre-approved by our audit committee. The audit committee may delegate to one or more designated members of the audit committee the authority to grant the required pre-approvals, provided that such approvals are presented to the audit committee at a subsequent meeting.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of our board of directors in accordance with its written charter adopted by our board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm, nor can the committee certify that the independent registered public accounting firm are “independent” under applicable rules. The committee has the authority to engage its own outside advisors apart from counsel or advisors hired by management as it determines appropriate, including experts in particular areas of accounting. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in our company’s annual report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee is currently comprised of three non-employee members of our board of directors, each of whom satisfies the definition of independent director as established in the Nasdaq Stock Market qualification standards. After reviewing the qualifications of all current committee members and any relationship they may have that might affect their independence from our company, our board of directors has determined that (i) all current committee members are “independent” as that concept is defined under Section 10A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (ii) all current committee members are “independent” as that concept is defined under the applicable Nasdaq listing standards, (iii) all current committee members have the ability to read and understand financial statements and (iv) James R. Glynn qualifies as an “audit committee financial expert.” As part of the committee’s regular meetings, it discusses the interim financial information contained in quarterly earnings announcements made by our company with our chief executive officer, chief financial officer and independent registered public accounting firm prior to public release of the information.

The committee reviewed with PricewaterhouseCoopers LLP, who is responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including, but not limited to, the matters required by SAS 61 (Codification of Statements on Auditing Standards, AU § 380). In addition, the audit committee discussed with PricewaterhouseCoopers LLP its independence from management and our company, has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the auditors’ independence.

The committee discussed with PricewaterhouseCoopers LLP the overall scope of their audit. The committee also met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

Our board of directors reviews the adequacy of the committee’s written charter in light of the applicable Nasdaq and SEC rules. Our company also provides a written certification of adoption of the charter and its adequacy as required by Nasdaq.

Based on the reviews and discussions referred to above, the committee recommended to our board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2005. The audit committee and our board of directors also recommended, subject to stockholder approval, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

This report of the audit committee is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee with respect to the principal factors considered by such committee in its oversight of the accounting, auditing and financial reporting practices of our company for fiscal 2005.

Audit Committee
James R. Glynn, Chair
Kurt R. Jaggers
James S. Mahan, III

MANAGEMENT

Who are our executive officers?

Our executive officers and their ages as of April 17, 2006 are as follows:

Name	Age	Present Position with the Company

Jeffrey W. Lunsford	40	President, Chief Executive Officer and Chairman
Claire Long	38	Chief Financial Officer
Rand Schulman	53	Chief Marketing Officer
Christopher Reid	47	Senior Vice President, Sales
Jim Van Baalen	42	Chief Technical Officer
Daniel Guilloux	58	General Manager, European Operations
Steven R. Kusmer	49	Senior Vice President and General Manager, Search and Content Solutions
James W. MacIntyre, IV	38	Chief Executive Officer of Visual Sciences, LLC
Dru Greenhalgh	34	General Counsel, Vice President and Secretary

Jeffrey W. Lunsford’s biography is included with those of the other members of our board of directors above.

Claire Long has served as our chief financial officer since February 2006. Prior to joining WebSideStory, Ms. Long was the director of finance and corporate controller of Memec (which was acquired by Avnet, Inc. in July 2005), a global semiconductor distributor, since July 2003. From September 2002 until July 2003, Ms. Long was the director of finance at Charlotte Russe Holdings, Inc., a publicly-held retailer of women’s clothing. From October 1999 to December 2001, Ms. Long served in various capacities with Sun International Resorts, Inc., an owner of casinos resorts, culminating in her position as the executive director of finance. Ms. Long also worked as an auditor for Price Waterhouse LLP for approximately 2 1/2 years and in the auditing group of Arthur Andersen LLP for more than 2 years. Ms. Long is a certified public accountant and holds a BSBA from the University of Hartford.

Rand Schulman has served as our chief marketing officer since June 2003. From September 2001 to May 2003, he was the senior director of strategy and products for NetIQ Corporation, a provider of systems and security management solutions. From October 2000 to January 2001, Mr. Schulman was the executive vice president at Vizacom Inc., a software publishing company, and from 1997 to September 2000, he was the founder, chief executive officer and president of Keylime Software, Inc., a web analytics application service provider. Mr. Schulman holds a B.A. degree in English and journalism from the University of the Pacific.

Christopher Reid has served as our senior vice president, sales since February 2003. From June 2001 to January 2003, he was the regional vice president, sales at Torchquest, Inc., an information technology analytics solutions provider, and from April 1993 to May 2001, as a regional vice president of sales at MERANT plc, an e-business software company, which was acquired by Serena Software, Inc. Mr. Reid holds a B.S. degree in management from Oregon State University.

Jim Van Baalen joined WebSideStory in 1998 and has served as our chief technical officer since December 1999. From 1995 to 1998, he was the director of network engineering with ATMnet, an Internet service provider, that was acquired by Verio, Inc. Mr. Van Baalen holds a B.A. degree in music performance and an M.S. degree in applied mathematics from the University of Wyoming.

Daniel Guilloux has served as our general manager, European operations since April 2000. From 1992 to March 2000, he was director of European operations for Network Computing Devices, Inc., a provider of client desktop management solutions. Mr. Guilloux holds a physics degree from Orsay University in Paris.

Steven R. Kusmer has served as our senior vice president and general manager, search and content solutions since May 2005. Mr. Kusmer co-founded Avivo Corporation, d/b/a Atomz, in July 1999 and served as president and chief executive officer until May 2005, when we completed the acquisition of Avivo.

Previously, Mr. Kusmer served as vice president of electronic commerce and marketing at Macromedia, Inc. Mr. Kusmer holds a B.S. degree in electrical engineering from Cornell University.

James W. MacIntyre, IV has served as the chief executive officer of our Visual Sciences business unit since February 2006. Mr. MacIntyre co-founded Visual Sciences, LLC, a customer analytics software and managed service business, in February 2001 and served as its chief executive officer until February 2006, when we completed the acquisition of Visual Sciences. From 1986 to February 2001, Mr. MacIntyre worked in various capacities for a variety of software, telecommunications and financial service companies, including various Cisneros Family held companies, Comprehensive Data Systems, Inc., OneSoft Corporation, Computer and Communications Services, Inc., Together Networks, Inc., and NextPoint Partners. Mr. MacIntyre received a bachelors degree from the University of Vermont with honors in philosophy and economics.

Dru Greenhalgh has served as vice president, general counsel and secretary since December 2005. Prior to joining WebSideStory, Mr. Greenhalgh was an associate in the corporate department of Latham & Watkins LLP from November 1996 until December 2005. Mr. Greenhalgh received his J.D. from the UCLA School of Law and graduated magna cum laude from the University of California at San Diego with a B.A. in political science and history.

How are the executive officers compensated?

Compensation of Executive Officers.  The following table shows information regarding the compensation earned by our chief executive officer and our other four most highly compensated executive officers, collectively referred to as the “named executive officers” in this proxy statement, during the years ended December 31, 2003, 2004 and 2005. In accordance with the rules of the SEC, this table does not include various perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.

Summary Compensation Table

				Long-Term
				Compensation Awards
					Securities
				Restricted	Underlying	All Other
		Annual Compensation		Stock	Options	Compensation
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Awards (#)	(#)	($)

Jeffrey W. Lunsford(2)	2005	$370,039	$—	—	—	$4,200	(7)
President, Chief Executive	2004	310,500	200,000	—	285,714	—
Officer and Chairman	2003	223,846	250,000	571,428	303,537	—
Daniel Guilloux(3)	2005	225,283	62,270	—	7,500	124,593
General Manager,	2004	209,671	71,078	—	7,142	124,670
European Operations	2003	184,636	59,782	—	2,857	102,228
Christopher Reid(4)	2005	152,221	178,350	—	22,500	—
Senior Vice President, Sales	2004	155,250	141,921	—	7,142	—
	2003	127,450	47,500	—	57,142	—
Rand Schulman(5)	2005	214,325	64,500	—	22,500	—
Chief Marketing Officer	2004	207,000	61,400	—	20,000	—
	2003	111,538	12,500	—	57,142	—
Thomas D. Willardson(6)	2005	234,019	40,000	—	27,500	1,050	(7)
Former Chief Financial Officer	2004	144,712	30,000	—	100,000	—
	2003	—	—	—	—	—

(1)	Claire Long, our chief financial officer, began her employment with us in February 2006. Pursuant to the terms of Ms. Long’s employment offer letter, her 2006 base salary is $190,000 and she is eligible to receive an annual bonus of up to $40,000. Ms. Long’s employment offer letter is further described below under “Other Employment Arrangements.”

(2)	Jeffrey W. Lunsford, our president, chief executive officer and chairman, began his employment with us in April 2003. From April 2003 to March 2004 and from January 2006 to February 2006, Mr. Lunsford also served as our acting chief financial officer. Pursuant to the terms of Mr. Lunsford’s employment agreement, his 2003 annual salary was $300,000 and he received a signing bonus of $100,000. Our board of directors awarded Mr. Lunsford a $150,000 bonus in January 2004 relating to fiscal 2003 performance. In April 2003, Mr. Lunsford acquired 571,428 shares of our common stock, of which 47,619 shares were subject to our right of repurchase as of December 31, 2005. In April 2003, Mr. Lunsford was also granted a warrant to purchase an aggregate of 48 shares of our Series D convertible redeemable preferred stock at an exercise price of $0.001 per share. Upon completion of our initial public offering in October 2004, this warrant became exercisable for 303,537 shares of common stock. As of December 31, 2005, 101,179 of those shares remained unvested. Additionally, in September 2004, upon completion of our initial public offering, Mr. Lunsford was granted a stock option to purchase 285,714 shares of our common stock at an exercise price of $8.50 per share. As of December 31, 2005, all of those shares remained unvested. Based on his 2004 performance, in 2005, Mr. Lunsford was awarded and paid a $200,000 bonus. His employment agreement is further described below under “Employment Agreement with Jeffrey W. Lunsford.”

(3)	Mr. Guilloux is paid in Euros. The U.S. Dollar amounts set forth in the table above have been calculated using the average of the daily exchange ratio of the Euro to the U.S. Dollar during each of fiscal 2003, 2004 and 2005. “All Other Compensation” for fiscal 2005 consists of $58,050 for pension contributions, $23,911 for a car allowance and related fuel and maintenance costs, $19,341 for tuition for Mr. Guilloux’s daughter, $16,967 for a vacation allowance, $4,290 for health insurance and $2,034 for a representation fee. “All Other Compensation” for fiscal 2004 consists of $43,866 for pension contributions, $29,476 for a car allowance and related fuel and maintenance costs, $25,694 for a vacation allowance, $19,317 for tuition for Mr. Guilloux’s daughter, $4,285 for health insurance and $2,032 for a representation fee. “All Other Compensation” for fiscal 2003 consists of $39,702 for pension contributions, $26,752 for a car allowance and related fuel and maintenance costs, $17,581 for tuition for Mr. Guilloux’s daughter, $14,576 for a vacation allowance, $1,849 for a representation fee and $1,768 for health insurance. Mr. Guilloux’s employment agreement is described below under “Other Employment Arrangements.”

(4)	Christopher Reid, our senior vice president, sales, began his employment with us in February 2003. His employment agreement is described below under “Other Employment Arrangements.”

(5)	Rand Schulman, our chief marketing officer, began his employment with us in June 2003. His employment agreement is described below under “Other Employment Arrangements.”

(6)	Mr. Willardson began his employment with us in April 2004. Mr. Willardson’s employment with the company ended upon his resignation from us effective January 13, 2006.

(7)	Represents matching contributions we made in fiscal 2005 under our 401(k) plan.

Option Grants in Last Fiscal Year.  The following table sets forth information regarding grants of stock options to each of the named executive officers during 2005. During the year ended December 31, 2005, we granted options to purchase an aggregate of 1,644,598 shares of our common stock, all of which were granted to our employees (including the named executive officers), directors and to new employees in connection with the acquisition of Avivo Corporation. All options were granted at the fair market value of our common stock as of the date of grant.

	Individual Grants
		Percent of			Potential Realizable Value at
	Number of	Total Options			Assumed Annual Rates of
	Shares	Granted to	Exercise		Stock Price Appreciation for
	Underlying	Employees in	Price Per	Expiration	Option Term(3)
Name(1)(2)	Options (#)	Fiscal Year (%)	Share ($)	Date	5%	10%

Jeffrey W. Lunsford	—	—	—	—	$—	$—
Daniel Guilloux	7,500	0.46%	12.31	1/24/2015	58,050	147,150
Christopher Reid	22,500	1.37%	11.53	1/11/2015	163,125	413,550
Rand Schulman	22,500	1.37%	11.53	1/11/2015	163,125	413,550
Thomas D. Willardson	27,500	1.67%	11.53	1/11/2015	199,375	505,450

(1)	In February 2006, we granted Claire Long, our chief financial officer, an option to purchase 70,000 shares of our common stock with an exercise price of $17.29 per share.

(2)	Each option was granted under our 2004 equity incentive award plan, or 2004 plan, and vests over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the option grant and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. For a description of certain accelerated vesting provisions applicable to such options, see “Management — Employment Contracts and Change in Control Agreements.”

(3)	The table sets forth the hypothetical gains that would exist for the securities at the end of their respective ten-year terms based on assumed annualized rates of compounded stock price appreciation of 5% and 10% from the dates the securities were granted until the expiration of the term. Potential realizable values are net of exercise price, but before taxes associated with exercise. The assumed 5% and 10% rates of stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of the future stock price. Actual gains, if any, will be dependent upon numerous factors, including our future performance, overall business and market conditions and the optionee’s continued employment by us throughout the vesting period. With respect to the options granted at an exercise price of $11.53 per share, the assumed annual rates of stock price appreciation of 5% and 10% would result in the price of our common stock increasing to approximately $18.78 and $29.91, respectively, over the ten-year term of the options. With respect to the options granted at an exercise price of $12.31 per share, the assumed annual rates of stock price appreciation of 5% and 10% would result in the price of our common stock increasing to approximately $20.05 and $31.93, respectively, over the ten-year term of the options.

Fiscal Year-End Option and Warrant Values.  The following table sets forth specified information concerning stock options or warrants held as of December 31, 2005 by each of the named executive officers. The value realized, if any, is calculated based on the excess of the closing prices as reported on the Nasdaq National Market on the date of exercise, less the exercise price of the option or warrant, multiplied by the number of shares as to which the option or warrant is exercised. “In-the-money” options or warrants are those for which the fair market value of the underlying securities exceeds the exercise or base price of the option or warrant. These columns are based upon the closing price of $18.13 per share on December 30, 2005 (the last trading day of fiscal 2005), minus the per share exercise price, multiplied by the number of shares underlying the option or warrant.

			Number of
			Securities Underlying		Value of Unexercised
	Shares		Unexercised Options or		In-The-Money Options
	Acquired		Warrants at		or Warrants at
	Upon	Value	December 31, 2005 (#)		December 31, 2005 ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jeffrey W. Lunsford	—	$—	202,357	386,894	$3,667,923	$4,585,415
Daniel Guilloux	—	—	31,248	12,143	363,094	106,865
Christopher Reid	—	—	43,748	43,036	741,969	486,505
Rand Schulman	35,000	528,660	9,879	54,763	132,489	658,549
Thomas D. Willardson	33,000	391,070	8,666	85,834	111,618	932,842

Do the named executive officers have employment contracts or change in control agreements?

  Employment Contracts and Change in Control Agreements

We have entered into the following agreements relating to the employment of our named executive officers.

  Employment Agreement with Jeffrey W. Lunsford

In April 2003, we entered into an employment agreement with Jeffrey W. Lunsford, our president, chief executive officer and chairman of our board of directors. The employment agreement was subsequently amended by action of our board of directors in July 2004. The agreement is not for any specified period and is “at-will,” meaning that Mr. Lunsford’s relationship with us may be terminated at any time, with or without cause or advance notice, by either Mr. Lunsford or us.

The employment agreement sets forth Mr. Lunsford’s base salary, in addition to a one-time signing bonus of $100,000. Mr. Lunsford’s base salary or any other compensation is subject to increase upon review annually by and at the sole discretion of our compensation committee. Mr. Lunsford’s 2005 base salary was $375,000. Pursuant to the employment agreement, Mr. Lunsford is eligible for a performance bonus that is determined by our compensation committee and is based upon Mr. Lunsford’s achievement of goals and objectives as determined by our compensation committee. Mr. Lunsford was not awarded a performance bonus for 2005. Additionally, Mr. Lunsford has the right to participate in the benefit plans that we provide for all of our employees.

In addition, in connection with Mr. Lunsford’s commencement of employment, we granted him a warrant to purchase 48 shares of our Series D convertible redeemable preferred stock at an exercise price of $0.001 per share. Upon completion of our initial public offering in October 2004, this warrant became exercisable for 303,537 shares of common stock due to the conversion of all of our convertible redeemable preferred stock. The warrant became exercisable as to 25% of the shares subject to the warrant on the first anniversary of the date of commencement of Mr. Lunsford’s employment with us and the warrant will become exercisable as to the remaining shares subject to the warrant in equal monthly installments over the three years thereafter, subject to Mr. Lunsford’s continued employment on such dates. Also in connection with Mr. Lunsford’s commencement of employment, we granted him the right to purchase 571,428 shares of our common stock at a purchase price of $0.0035 per share, which right was exercised in April 2003. Of the 571,428 shares purchased, as of April 1, 2003, 428,571 shares of restricted stock were subject to our right to repurchase such shares at the original purchase price in the event Mr. Lunsford’s employment with us terminates. Our repurchase right lapses as to these shares in equal monthly installments over the three years following April 2003.

In September 2004, we granted Mr. Lunsford an option to purchase 285,714 shares of our common stock at an exercise price of $8.50 per share. This option will vest in 48 equal monthly installments on the first day of each calendar month, commencing on April 1, 2006, subject to Mr. Lunsford’s continued employment by or service with us on each such date. This option will be an incentive stock option to the extent permissible under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and was granted pursuant to our 2004 plan. Mr. Lunsford was not awarded any stock options in the fiscal year ended December 31, 2005. In January 2006, in light of the attainment of corporate revenue, earnings and bookings targets established by the compensation committee for fiscal 2005, Mr. Lunsford was granted options under our 2004 plan to purchase 150,000 shares of our common stock at an exercise price of $20.30 per share.

Upon a change of control of the company, as defined below, Mr. Lunsford’s warrant will become fully exercisable and our repurchase right will lapse as to 75% of the remaining unvested shares of restricted stock. In addition, in the event of a change of control on or after April 1, 2006, the vesting of the option granted to Mr. Lunsford in September 2004 will accelerate with respect to 75% of the remaining unvested shares subject to the option.

Also upon a change of control, or if Mr. Lunsford’s employment is terminated by us other than for cause or if he resigns for good reason within 135 days prior to the date we enter into an agreement for a change of control or within 12 months following a change of control, Mr. Lunsford will be entitled to a bonus of $500,000 (less the fair market value, at the time of the change of control, of the 571,428 shares of restricted stock and the shares issuable pursuant to his warrant described above). This change of control bonus will cease to be payable following the time Mr. Lunsford has received proceeds of $500,000 or more from the sale of his restricted stock in the company, shares issuable pursuant to his warrant described above or any other shares awarded to him by the company. As a result of the sale by Mr. Lunsford of our securities during fiscal 2005, Mr. Lunsford’s right to receive the change of control bonus has lapsed.

Mr. Lunsford’s employment agreement also provides him with certain severance benefits in the event his employment is terminated under certain circumstances. The employment agreement provides that, in the event Mr. Lunsford’s employment is terminated by us other than for cause or if he resigns for good reason, he will receive 12 months of salary continuation payments and we will continue to pay for his medical benefits for 12 months following such termination. In addition, in the event Mr. Lunsford’s employment is terminated by us other than for cause or if he resigns for good reason, the warrant will become immediately exercisable as to 50% of the shares remaining unvested on the date of termination and our repurchase right will lapse as to 50% of the shares of restricted stock remaining unvested on the date of termination. Mr. Lunsford’s right to exercise the warrant will continue for a period of 140 days following his termination by us for any reason.

If any termination of Mr. Lunsford’s employment by us other than for cause or as a result of his resignation for good reason occurs within 135 days prior to the date we enter into an agreement for a change of control or within 12 months following a change of control, our repurchase right will lapse as to all of the shares of restricted stock remaining unvested on the date of termination and the warrant will become exercisable as to 100% of the shares remaining unvested on the date of termination. If such termination occurs prior to April 1, 2006, the vesting of the option granted to Mr. Lunsford in September 2004 will accelerate with respect to 50% of the shares subject to the option remaining unvested on the date of termination.

If Mr. Lunsford dies or his employment is terminated as a result of his disability, the warrant will become immediately exercisable as to 25% of the shares remaining unvested on the date of death or termination and our repurchase right will lapse as to 25% of the shares of restricted stock remaining unvested on the date of death or termination. In addition, Mr. Lunsford’s (or his estate’s) right to exercise the warrant will continue for a period of 140 days following his death or disability.

For purposes of Mr. Lunsford’s employment agreement, warrant and common stock purchase agreement and the option granted to Mr. Lunsford in September 2004, the term “change of control” means:

•	a merger or consolidation of our company with or into another corporation or other entity following which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by persons who were shareholders of our company immediately prior to such event;

•	the sale or transfer of all or substantially all of our properties and assets;

•	any purchase by any party or group of affiliated parties of shares of our capital stock representing a majority of the voting power of the outstanding shares of our capital stock;

•	the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of our capital stock; or

•	any other change of control of 50% or more of the outstanding voting power of our company.

For purposes of Mr. Lunsford’s employment agreement, warrant and common stock purchase agreement and the option granted to Mr. Lunsford in September 2004, the term “good reason” means a material reduction by us in his title or position or our assignment to him of operational authority or duties that are materially inconsistent with the usual and customary operational authority and duties of a person in his position in similarly-situated companies, a reduction in his base salary or performance bonus target (or our failure to pay him any compensation or benefits earned by him), provided he gives us written notice of our failure to do so and also gives us a reasonable time frame to cure such error, or his relocation by us to a facility or location that is more than 50 miles from our current headquarters.

For purposes of Mr. Lunsford’s employment agreement, warrant and common stock purchase agreement and the option granted to Mr. Lunsford in September 2004, termination for “cause” generally means his termination by us as a result of his conviction of or plea of no contest to a felony, fraud, embezzlement or a crime of moral turpitude, his gross negligence, recklessness or willful misconduct with respect to his obligations or otherwise relating to our business, his material breach of his employment agreement or any other agreement with us, or his willful neglect of his duties. With respect to any of the reasons stated above, other than his conviction of a crime, Mr. Lunsford will have ten days to cure any such deficiency and the right to appear, during such ten day period, before our board of directors with an attorney to present evidence as he may deem appropriate. A majority of our board of directors will make a decision regarding the existence of “cause” only after Mr. Lunsford has received the notice described above and has had the right to appear before our board of directors. Mr. Lunsford’s vote as a member of our board of directors will not be counted in connection with any determination of cause under his employment agreement. In the event of a tie vote, there will be no determination of “cause.”

  Other Employment Arrangements

In January 2006, we entered into an employment offer letter with Claire Long, our chief financial officer. Ms. Long’s employment is at-will and may be terminated at any time, with or without cause or advance notice, by either Ms. Long or us. Pursuant to her offer letter, Ms. Long’s 2006 base salary is $190,000 and she is entitled to receive an annual bonus of up to $40,000. We provide benefits to Ms. Long consistent with those provided to all of our employees.

In May 2003, we entered into an employment offer letter with Rand Schulman, our chief marketing officer. Mr. Schulman’s employment is at-will and may be terminated at any time, with or without cause, or advance notice, by either Mr. Schulman or us. Mr. Schulman’s 2005 base salary was $215,000 and he was entitled to receive an annual bonus of up to $64,500 based upon the achievement of performance objectives to be mutually agreed upon by Mr. Schulman and our chief executive officer. We provide benefits to Mr. Schulman consistent with those provided to all of our employees.

In February 2003, we entered into an employment offer letter with Christopher Reid, our senior vice president, sales. Mr. Reid’s employment is at-will and may be terminated at any time, with or without cause or advance notice, by either Mr. Reid or us. Mr. Reid is eligible to participate in a sales bonus program, pursuant to which he may earn up to an agreed upon amount based upon the attainment of certain performance objectives established annually in such sales bonus program. We provide benefits to Mr. Reid consistent with those provided to all of our employees.

In August 2000, we entered into an employment agreement with Daniel Guilloux, our general manager, European operations. Mr. Guilloux is employed by our Netherlands subsidiary, WebSideStory Holding B.V. Pursuant to the employment agreement, Mr. Guilloux’s employment may be terminated by us upon six months’ notice to Mr. Guilloux and by Mr. Guilloux upon three months’ notice to us. In addition, the employment agreement automatically terminates on the last day of the calendar month in which Mr. Guilloux turns 65. Pursuant to the employment agreement, in 2005 Mr. Guilloux received a base salary of approximately 181,000 Euros. Mr. Guilloux also receives additional benefits as described in the employment agreement, including pension benefits, a vacation allowance, a monthly car allowance, reimbursement for fuel and maintenance costs for his car, and reimbursement of 60% of the premiums on his health care insurance. In the event of Mr. Guilloux’s illness, injury or other incapacity, we will continue to pay his base salary for a period of up to one year.

At the time of commencement of employment, our employees generally execute an agreement in which they agree that their employment will be at will and that they will comply with the policies outlined in our Employee Handbook. This agreement also includes a proprietary information and inventions assignment provision.

Change in Control Agreements

We have entered into change in control agreements with many of our executive officers, including Ms. Long and Messrs. Schulman, Reid and Guilloux. Pursuant to the change in control agreements, if an executive’s employment is terminated by us without cause or by the executive for good reason within 12 months following a change of control, then 75% of such executive’s unvested stock options and restricted stock will vest as of the date of termination. In addition, pursuant to her change of control agreement, Ms. Long will receive severance pay equal to six months of her base salary in the event of such a termination.

For purposes of the change of control agreements, the term “cause” generally means an executive’s gross negligence, breach of fiduciary duty involving personal profit, personal dishonesty, recklessness or willful misconduct with respect to such executive’s obligations or otherwise relating to our business, the executive’s material breach of any agreement between the executive and us, including company policies and practices, the executive’s conviction or entry of a plea of no contest for fraud or embezzlement, any felony or any crime of moral turpitude, or the executive’s willful neglect of his or her duties or failure to satisfactorily perform stated duties.

For purposes of the change of control agreements, the term “good reason” means a reduction in the executive’s base salary (or our failure to pay such executive any compensation or benefits earned by him or her), provided that the executive gives us a reasonable time frame to cure such error, or our relocation of the executive’s principal place of business to any place outside a 50 mile radius of the executive’s principal place of business as of the date of the agreement.

For purposes of the change of control agreements, the term “change of control” has the same definition as described below in the description of our 2004 plan (except that the failure of a majority of the incumbent board members to continue to serve on the board will not constitute a “change of control” for purposes of the change of control agreements).

Equity Compensation Plans and Other Benefit Plans

The following table sets forth information regarding all of our equity compensation plans as of December 31, 2005.

			Number of Securities
			Remaining Available For
	Number of Securities to	Weighted-Average	Future Issuance Under
	be Issued upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,814,596	$9.29	798,651
Equity compensation plans not approved by security holders(1)	313,537	$0.57	—

Total	3,128,133	$8.42	798,651

(1)	In April 2003, Jeffrey W. Lunsford, our president, chief executive officer and chairman was issued a warrant to purchase an aggregate of 48 shares of our series D convertible redeemable preferred stock at an exercise price $0.001 per share. Upon completion of our initial public offering in October 2004, this warrant became exercisable for 303,537 shares of common stock with an exercise price of $0.000001 per share. In November 2005, we issued a warrant to purchase 10,000 shares of common stock at an exercise price of $17.84 to a consultant. This warrant is exercisable, in whole or in part, during the term commencing on September 5, 2007 and ending on September 5, 2010.

2004 Equity Incentive Award Plan

In July 2004, we adopted our 2004 plan, which was approved by our stockholders in July 2004. The 2004 plan became effective in September 2004. As of December 31, 2005, options to purchase 1,907,037 shares of common stock were outstanding under the 2004 plan at a weighted average exercise price of $11.73 per share.

We initially reserved 2,100,000 shares of our common stock (or the equivalent in other equity securities) for issuance under the 2004 plan. In addition, the 2004 plan contains an “evergreen provision” that allows for an annual increase in the number of shares available for issuance under the 2004 plan on January 1 of each year during the ten-year term of the 2004 plan, beginning on January 1, 2005. The annual increase in the number of shares shall be equal to the least of:

•	4% of our outstanding capital stock on the first day of the applicable fiscal year;

•	1,000,000 shares; and

•	an amount determined by our board of directors.

Administration.  The compensation committee of our board of directors administers the 2004 plan. Subject to the terms and conditions of the 2004 plan, our compensation committee has the authority to select the persons to whom awards are to be made, to determine the number of shares subject to and the terms and conditions of such awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2004 plan. Our compensation committee is also authorized to adopt, amend or rescind rules relating to administration of the 2004 plan.

Eligibility.  Options, stock appreciation rights, or SARs, restricted stock and other awards under the 2004 plan may be granted to individuals who are then our officers or employees or are the officers or employees of any of our subsidiaries. Such awards may also be granted to our non-employee directors and consultants but only employees may be granted incentive stock options, or ISOs. The maximum number of shares that may be subject to awards granted under the 2004 plan to any individual in any three-year period cannot exceed 1,500,000.

Awards.  The 2004 plan provides that our compensation committee may grant or issue stock options, SARs, restricted stock, restricted stock units, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. The compensation committee will consider each award grant subjectively, considering factors such as the individual performance of the recipient and the anticipated contribution of the recipient to the attainment of the company’s long-term goals. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Corporate Transactions.  In the event of a change of control where the acquiror does not assume or replace awards granted under the 2004 plan, awards issued under the 2004 plan will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable. Under the 2004 plan, a change of control is generally defined as:

•	the direct or indirect sale or exchange in a single or series of related transactions (other than an offering of our stock to the general public through a registration statement filed with the SEC) whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

•	during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors;

•	a merger or consolidation in which the company is a party, other than a merger or consolidation that results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities or a merger or consolidation after which no person or entity owns 50% of the successor company’s voting power;

•	the sale, exchange or transfer of all or substantially all of our assets; or

•	the liquidation or dissolution of the company.

Amendment and Termination of the 2004 Plan.  Our compensation committee, with the approval of our board of directors, may terminate, amend or modify the 2004 plan. However, stockholder approval of any amendment to the 2004 plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2004 plan that (1) increases the number of shares available under the 2004 plan or (2) permits the extension of the exercise period for a stock option beyond ten years from the date of grant. If not terminated earlier by the compensation committee or the board of directors, the 2004 plan will terminate on the tenth anniversary of the date of the initial adoption of the plan by our board of directors.

Amended and Restated 2000 Equity Incentive Plan

Our 2000 Equity Incentive Plan, or 2000 plan, was initially adopted by our board of directors and was approved by our stockholders in November 1999. The 2000 plan amended and restated and superseded our 1998 stock option plan and our 1999 stock option plan. As of December 31, 2005, options to purchase 773,888 shares of common stock were outstanding under the 2000 plan at a weighted average exercise price of $4.34 per share.

No Further Grants.  No additional awards will be granted under the 2000 plan.

Administration.  The compensation committee of our board of directors administers the 2000 plan.

Eligibility/Awards.  Options, restricted stock and stock bonuses may be granted to individuals who are our officers or employees or are the officers or employees of any of our subsidiaries at the time of grant. Such awards may also be granted to our non-employee directors or consultants, but only employees may be granted ISOs.

Corporate Transactions.  In the event of a change of control where the acquiror does not assume or replace awards granted under the 2000 plan, awards issued under the 2000 plan that are held by participants whose employment or service with the company has not terminated will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable. All awards that are not exercised prior to the change of control will terminate. Under the 2000 plan, a change of control is generally defined as:

•	the sale, lease or other disposition of all or substantially all of the assets of the company;

•	a merger or consolidation in which we are not the surviving corporation; or

•	a reverse merger in which the company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

Under the 2000 plan, we are required to provide at least 15 days’ notice to holders of awards under the 2000 plan of any such pending change of control.

Avivo Corporation 1999 Equity Incentive Plan

In connection with our acquisition of Avivo Corporation in May 2005, we assumed all of the options then outstanding under the Avivo Corporation 1999 Equity Incentive Plan, or the Avivo plan. All of the then outstanding options under the Avivo plan became exercisable for approximately 164,434 shares of our common stock. Such options continue to vest in accordance with the then applicable vesting terms of each such option, and remain subject to the terms and conditions of the Avivo plan. These options generally vest over five years and expire ten years from the grant date. As of December 31, 2005, options to purchase 133,671 shares of common stock were outstanding under the Avivo plan at a weighted average exercise price of $3.16 per share.

No Further Grants.  No additional awards will be granted under the Avivo plan.

Administration.  The compensation committee of our board of directors administers the Avivo plan.

401(k) Plan

We provide a basic savings plan, or 401(k) plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code so that contributions to our 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from our 401(k) plan. If our 401(k) plan qualifies under Section 401(k) of the Internal Revenue Code, contributions by us, if any, will be deductible by us when made.

All of our full-time employees in the United States are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $14,000 in 2005 and to have the amount of this reduction contributed to our 401(k) plan. Our 401(k) plan permits, but does not require, additional matching contributions to our 401(k) plan by us on behalf of all participants in our 401(k) plan. Prior to 2005, we did not make any matching contributions to our 401(k) plan. Effective January 1, 2005, we adopted a matching provision for 50% of the first 4% of compensation that is contributed by each participating employee. The company’s matching contributions vest in four equal installments on each of the first four anniversaries of the participating employee’s service with us.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee is composed of three members of our board of directors, each of whom satisfies the definition of independent director as established in the Nasdaq Stock Market qualification requirements, is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. The compensation committee receives and approves each of the elements of the executive compensation program of our company and assesses the effectiveness and competitiveness of the program. In addition, the compensation committee administers our stock incentive program and other key provisions of the executive compensation program and generally reviews with our board of directors all aspects of the compensation structure for our company’s executives. Set forth below is the report of the compensation committee regarding compensation paid by us to our executive officers during the fiscal year ended December 31, 2005.

Compensation Philosophy

Our philosophy in establishing our compensation policy for our executive officers and other employees is to create a structure designed to attract and retain highly skilled individuals by establishing salaries, benefits, and incentive compensation which compare favorably with those for similar positions in other on-demand application service providers. Compensation for our executive officers consists of a base salary and potential incentive cash bonuses based on our overall performance and individual contribution to our financial success, as well as potential incentive compensation through stock options. The philosophy of our compensation program is to employ, retain and reward executives capable of leading us in achieving our business objectives.

Elements of the Executive Compensation Program

Base Salary.  As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer’s qualifications, experience, prior salary and competitive salary information. We have entered into employment agreements or employment offer letters with each of our executive officers setting forth their initial base salaries. Year-to-year adjustments to each executive officer’s base salary are determined by an assessment of his or her sustained performance against his or her individual job responsibilities including, where appropriate, the impact of such performance on our company’s business results, current salary in relation to the salary range designated for the job, experience and potential for advancement.

Annual Incentive Bonuses.  Our compensation policies for our executive officers generally set forth target bonus amounts, subject to the achievement of bookings, revenue and net income goals as determined by the compensation committee. Payments under our annual performance incentive bonus plan are based on achieving established corporate goals, which include goals related to annual net sales, profit margins and overall profitability. Use of corporate goals establishes a direct link between the executive’s pay and our financial success.

Long-Term Incentives.  We provide our executive officers with long-term incentive compensation through grants of stock options and other stock-related benefits under our 2004 plan. Our board of directors believes that these grant programs provide our executive officers with the opportunity to purchase and maintain an equity interest in our company and to share in the appreciation of the value of our common stock. Our board of directors believes that these grants directly motivate an executive to maximize long-term stockholder value. The grants also utilize vesting periods (generally four years) that encourage key executives to continue in our employ. The compensation committee and our board of directors, as appropriate, considers each grant subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of our long-term strategic performance goals. Long-term incentives granted in prior years are also taken into consideration. The compensation committee has delegated authority to a separate committee to grant options and other awards under our 2004 plan to our employees who are not executive officers.

CEO Compensation

Jeffrey W. Lunsford’s base salary was initially established pursuant to his amended and restated employment agreement. The compensation committee believes that the total compensation of our chief executive officer is largely based upon the same policies and criteria used for other executive officers at comparable companies. Each year the compensation committee reviews the chief executive officer’s compensation arrangement, his individual performance for the fiscal year under review, as well as our company’s performance. Mr. Lunsford’s employment agreement, as amended, permits the compensation committee to determine Mr. Lunsford’s annual performance bonus at its sole discretion, or at the discretion of its delegated committee, based on our financial performance and the achievement of objectives established for Mr. Lunsford. Mr. Lunsford’s total compensation for fiscal 2005 was based on our accomplishments of our corporate goals and his contributions in achieving such goals. Mr. Lunsford did not receive a bonus for fiscal 2005 nor was he awarded any stock options in the fiscal year ended December 31, 2005. In January 2006, in light of the attainment of corporate revenue, earnings and bookings targets established by the compensation committee for fiscal 2005, Mr. Lunsford was granted options under our 2004 plan to purchase 150,000 shares of our common stock at an exercise price of $20.30 per share. The compensation committee believes Mr. Lunsford’s compensation, including salary, bonus and equity compensation, is at a level competitive with chief executive officer compensation within the on-demand application service provider industry.

Section 162(m) Compliance

The compensation committee and our board of directors have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance based. We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

In approving the amount and form of compensation for our executive officers, the compensation committee will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m).

Conclusion

Through the programs described above, a significant portion of our compensation program and realization of its benefits is contingent on both our company and individual performance.

This report of the compensation committee is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Compensation Committee
Kurt R. Jaggers, Chair
Charles J. Fitzgerald, Jr.
William H. Harris, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

STOCK OWNERSHIP

Who are our principal stockholders, and how much stock does management own?

The following table sets forth the beneficial ownership of our common stock as of March 31, 2006 by:

•	each person, or group of affiliated persons, who we know owns beneficially 5% or more of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. The table below includes the number of shares underlying options or warrants which are exercisable within 60 days from March 31, 2006.

A total of 19,797,312 shares of our common stock were issued and outstanding as of March 31, 2006.

	Shares of
	Common Stock
Name and Address of Beneficial Owner(1)	Beneficially Owned	Percent

Directors and Named Executive Officers:
Jeffrey W. Lunsford(2)	611,356	3.1%
Rand Schulman(3)	22,415	*
Christopher Reid(3)	57,944	*
Daniel Guilloux(3)	37,289	*
Thomas D. Willardson	—	*
Anil Arora	—	*
Charles J. Fitzgerald, Jr.(4)	254,377	1.3
James R. Glynn(3)	27,737	*
William H. Harris, Jr.(3)	9,479	*
Kurt R. Jaggers(5)	641,881	3.2
James S. Mahan, III(3)	22,321	*
All directors and executive officers as a group (15 persons)(6)	2,414,886	11.7
5% Stockholders:
FMR Corp.(7)	1,826,321	9.2
RS Investment Management Co. LLC(8)	1,472,444	7.4

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock

(1)	Unless otherwise indicated, the address for each person or entity named in the table above is c/o WebSideStory, Inc., 10182 Telesis Court, 6th Floor, San Diego, California 92121.

(2)	Includes 371,428 shares of common stock, of which 11,905 are subject to our right of repurchase as of March 31, 2006. Also includes 233,976 shares of common stock that are issuable upon exercise of a warrant to purchase shares of our common stock. Also includes 5,952 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of March 31, 2006.

(3)	Represents shares of common stock subject to options which are currently exercisable or exercisable within 60 days of March 31, 2006.

(4)	Includes 14,583 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of March 31, 2006. Also includes an aggregate of 239,794 shares of common stock held by entities affiliated with Summit Partners, LLC. Mr. Fitzgerald, one of our directors, is a partner and member of various entities affiliated with Summit Partners, LLC, which is the general partner of Summit Partners, V, L.P., which is the general partner of each of the following funds: Summit Ventures V, L.P.; Summit V Companion Fund, L.P.; Summit V Advisors Fund (QP), L.P.; and Summit V Advisors Fund, L.P. Mr. Fitzgerald does not have voting or dispositive power with respect to the shares owned by the entities affiliated with Summit Partners, LLC and disclaims beneficial ownership of these shares. The address of record for Mr. Fitzgerald is 499 Hamilton Avenue, Suite 200, Palo Alto, CA 94301.

(5)	Includes 14,583 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of March 31, 2006. Also includes an aggregate of 627,298 shares of common stock held by entities affiliated with TA Associates, Inc. Mr. Jaggers, one of our directors, is a managing director of TA Associates, Inc., the manager of the general partner of TA/Advent VII, L.P., the manager of TA Executive Fund LLC and TA Investors LLC, and the general partner of the general partner of Advent Atlantic and Pacific III L.P. Mr. Jaggers may be considered to have beneficial ownership with respect to the shares owned by the entities affiliated with TA Associates, Inc. Mr. Jaggers disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of record for Mr. Jaggers is 70 Willow Road, Suite 100, Menlo Park, CA 94025.

(6)	Includes shares held by Messrs. Lunsford, Schulman, Reid, Guilloux, Arora, Fitzgerald, Glynn, Harris, Jaggers and Mahan as described in the footnotes above. Also includes (1) 78,968 shares of common stock subject to options held by Mr. Van Baalen which are currently exercisable or exercisable within 60 days of March 31, 2006, (2) 181,275 shares of common stock beneficially owned by Mr. Kusmer, which amount includes 9,545 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of March 31, 2006, and (3) 469,844 shares of common stock beneficially owned by Mr. MacIntyre, which amount includes 161,749 shares of common stock held in escrow to satisfy potential indemnification claims through March 31, 2007 and 308,095 shares of common stock that Mr. MacIntyre has the right to acquire pursuant to a warrant at an exercise price of $18.4685 per share.

(7)	Represents 1,826,321 shares of common stock beneficially owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and a registered investment adviser. Each of FMR Corp. and Edward C. Johnson III, Chairman of FMR Corp., may be deemed to beneficially own these shares. This information is based solely upon information contained in a Schedule 13G filed with the SEC on February 14, 2006. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(8)	Represents 1,472,444 shares of common stock beneficially owned by RS Investment Management, L.P., a registered investment advisor. RS Investment Management Co. LLC is the general partner of RS Investment Management, L.P. and George R. Hecht is a control person of each of RS Investment Management, L.P. and RS Investment Management Co. LLC. Accordingly, each of RS Investment Management Co. LLC and Mr. Hecht may be deemed to beneficially own these shares. This information is based solely upon information contained in a Schedule 13G filed with the SEC on February 10, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the agreements and transactions described under the heading “Management” and the transactions described below, since January 1, 2005, there have not been, and there is not currently proposed, any transaction or series of similar transactions pursuant to which we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

In May 2005, we acquired Avivo Corporation, which was doing business as Atomz, a provider of on-demand website search and web content management, in exchange for approximately $4.2 million in cash, 2,958,713 shares of common stock and 164,434 options to purchase our common stock. Of this consideration, Mr. Kusmer, who at the time was the chief executive officer and a significant stockholder of Avivo and who is now one of our senior vice presidents and the general manager of our search and content solutions business unit, received approximately $316,000 in cash and 231,730 shares of our common stock.

In February 2006, we acquired Visual Sciences, LLC in exchange for $22.0 million in cash, 568,512 shares of common stock, warrants to purchase 1,082,923 shares of common stock, which expire on August 1, 2007 and have an exercise price of $18.4685 per share, and $20.0 million in aggregate principal amount of unsecured senior notes. Of this consideration, Mr. MacIntyre, who at the time was the chief executive officer and a significant member of Visual Sciences and who is now the chief executive officer of our Visual Sciences business unit, received approximately $5.4 million in cash, 161,749 shares of common stock, which are being held in escrow until April 1, 2007 to satisfy possible indemnification claims we may bring against Visual Sciences, a warrant to purchase 308,095 shares of common stock and an unsecured senior note in the approximate principal amount of $5.7 million.

We have entered into indemnification agreements with each of our executive officers and directors. Those indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

ADDITIONAL INFORMATION

Performance Graph

The following graph compares the percentage change in our cumulative total stockholder return on our common stock during a period commencing on September 30, 2004, the date our shares began trading following our initial public offering, and ending on December 31, 2005 (as measured by dividing (A) the difference between our share price at the end and the beginning of the measurement period by (B) our share price at the beginning of the measurement period) with the cumulative total return of the Nasdaq Stock Market (U.S. companies) Index, which we refer to as the Nasdaq Market Composite Index, and the Nasdaq Computer Index during such period. The Nasdaq Computer Index contains Nasdaq listed companies that manufacture and distribute computers and associated electronic data processing equipment, accessories, semiconductor capital equipment, wafers and chips, providers of computer services and IT consultants, Internet access providers, internet software and on-line service providers, and producers and distributors of computer software.

The graph assumes that $100 was invested on September 30, 2004 in our common stock, the Nasdaq Market Composite Index and the Nasdaq Computer Index and assumes reinvestment of any dividends. We have not paid any dividends on our common stock, and we do not include dividends in the representation of our performance. The stock price performance on the graph below does not necessarily indicate future price performance.

	9/30/2004	12/31/2004	3/31/2005	6/30/2005	9/30/2005	12/31/2005
WebSideStory, Inc.	100	134	131	160	188	199
Nasdaq Market Composite Index	100	111	106	109	113	116
Nasdaq Computer Index	100	113	108	112	115	120

The above performance graph and related material is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of 10% or more of our common stock are required to file with the SEC on a timely basis initial reports of beneficial ownership and reports of changes regarding their beneficial ownership of our common stock. Officers, directors and 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% percent beneficial owners were complied with, except (1) with respect to a Form 4 filed on behalf of Mr. Guilloux on February 18, 2005 that was due on January 27, 2005, (2) with respect to a Form 4 filed on behalf of Mr. Kusmer on May 9, 2005 that was due on May 6, 2005 and (3) with respect to a Form 3 filed on behalf of Mr. Greenhalgh on December 19, 2005 that was due on December 14, 2005.

Annual Report

Our annual report for the year ended December 31, 2005 will be mailed to stockholders of record on or about April 17, 2006. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

A copy of our annual report will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company as of the record date. Requests should be directed to Investor Relations, WebSideStory, Inc., 10182 Telesis Court, 6th Floor, San Diego, California 92121.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with account holders who are WebSideStory stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Investor Relations, WebSideStory, Inc., 10182 Telesis Court, 6th Floor, San Diego, California 92121, by email at investor@websidestory.com or by telephone at (858) 546-0040. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER BUSINESS

Our board of directors does not know of any matter to be presented at our annual meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy in the enclosed envelope.

By Order of the Board of Directors,

Jeffrey W. Lunsford
President, Chief Executive Officer and Chairman

Dated: April 17, 2006

PROXY
WEBSIDESTORY, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints Jeffrey W. Lunsford and Claire Long, and each of them individually, as proxies with full power of substitution, to represent, vote and act with respect to all shares of common stock of WebSideStory, Inc. (the “Company”) which the undersigned would be entitled to vote at the annual meeting of stockholders to be held on May 17, 2006 at 8:30 a.m., pacific time, at the Company’s headquarters located at 10182 Telesis Court, 6th Floor, San Diego, California, or any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present as follows:
The Proxy confers authority to vote and shall be voted in accordance with such recommendation unless a contrary instruction is indicated, in which case, the shares represented by the Proxy will be voted in accordance with such instruction. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO THE MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY CONFERS AUTHORITY TO VOTE SUCH SHARES IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

‚     DETACH PROXY CARD HERE     ‚

Board of Directors recommends a vote “FOR” each of the nominees listed on this Proxy for Director and “FOR” the ratification of PricewaterhouseCoopers LLP.

1.	To elect two (2) persons to be Directors for a three year term to expire at the Company’s 2009 annual meeting of stockholders.	☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
Director Nominees: Charles J. Fitzgerald, Jr. and William H. Harris, Jr.
INSTRUCTION: To withhold authority to vote for any individual nominee or nominees, write that nominee’s name on the space below.

___________________________________________________________

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.
☐   FOR          ☐   AGAINST          ☐   ABSTAIN
3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

I DO	☐	DO	☐	EXPECT TO ATTEND
		NOT		THE MEETING
Please Detach Here
‚You Must Detach This Portion of the Proxy Card‚
Before Returning it in the Enclosed Envelope

Date:                                                                      , 2006

Please Print Your Name(s)

Signature of Shareholder(s)
Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign as such.
THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR AN INSTRUMENT REVOKING THIS PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.